Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:    Paul Surdez (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2016 THIRD QUARTER RESULTS
AND UPDATES 2016 GUIDANCE

•	Q3 Net revenue of $2.4 billion, up 5% over last year

•	Q3 Diluted EPS of $1.71, up 14% over last year

•	Q3 Adjusted EPS of $2.25, up 9% over last year

•	2016 Adjusted EPS guidance updated to $8.70 - $8.90, up 10% to 13% over 2015 Adjusted EPS

Burlington, NC, October 26, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2016.

“The Company delivered another quarter of solid revenue and adjusted EPS growth, despite some headwinds,” said David P. King, chairman and chief executive officer. “We continued to execute on our strategy to deliver world class diagnostics, bring innovative medicines to patients faster and change the way care is provided. We remain confident in our outlook for the balance of the year and our positioning for long-term profitable growth, as we deliver proprietary solutions that address our customers’ greatest needs, and improve the health and lives of patients around the globe."

Consolidated Results

Third Quarter Results
Net revenue for the quarter was $2.37 billion, an increase of 4.5% over last year’s $2.27 billion.  The increase in net revenue was due to organic growth and acquisitions, partially offset by the negative impact of foreign currency translation of approximately 50 basis points. Organic revenue growth in the quarter, excluding the impact of currency, was 3.6%.

Operating income for the quarter was $324.0 million, or 13.7% of net revenue, compared to $308.1 million, or 13.6%, in the third quarter of 2015. The increase in operating income and margin were primarily due to price, mix, the Company’s LaunchPad business process improvement initiative and cost synergies related to the acquisition of Covance, partially offset by personnel costs. The Company recorded restructuring charges and special items of $38.9 million in the quarter, compared to $31.2 million during the same period in 2015. Adjusted operating income (excluding amortization of $41.1 million, restructuring and special items) for the quarter was $404.0 million, or 17.0% of net revenue, compared to $384.2 million, or 16.9%, in the third quarter of 2015.

Net earnings in the quarter were $179.5 million, compared to $154.7 million in the third quarter of 2015. Diluted EPS were $1.71 in the quarter, an increase of 14.0% compared to $1.50 last year. Adjusted EPS (excluding amortization, restructuring and special items) were $2.25 in the quarter, an increase of 8.7% compared to $2.07 in the third quarter of 2015. The Company’s results in the quarter included two special items -- a benefit of $0.02 per diluted share from the early adoption in the third quarter of the new FASB pronouncement relating to tax benefits of stock compensation, and a loss of $0.02 per diluted share from the impairment of an investment in its venture fund. In addition, the Company incurred a loss of $0.01 per diluted share in the quarter from the acquisition of Sequenom, which closed on September 7, 2016.

Operating cash flow for the quarter was $249.9 million, compared to $288.0 million last year. The decline in operating cash flow was primarily due to fees tied to the acquisition of Sequenom, and greater working capital requirements, including an advance payment as part of an exclusive strategic alliance that enhanced the global specimen tracking and data management solutions of the Company’s central laboratory business. Capital expenditures totaled $66.2 million, compared to $67.8 million in the third quarter of 2015. As a result, free cash flow (operating cash flow less capital expenditures) was $183.7 million, compared to $220.2 million in the third quarter of 2015.

At the end of the quarter, the Company’s cash balance and total debt were $567.6 million and approximately $6.2 billion, respectively. During the quarter, the Company invested $252.7 million in acquisitions and acquired $130.0 million of debt from the acquisition of Sequenom, which was retired in October.

Year-To-Date Results
The following year-to-date consolidated results of the Company include Covance as of February 19,
2015; prior to February 19, 2015, the consolidated results exclude Covance.

Net revenue was $7.05 billion, an increase of 12.6% over last year’s $6.26 billion. The increase was primarily due to the inclusion of Covance’s financial results for the entire first nine months of the year as well as solid organic growth and acquisitions, partially offset by the negative impact of foreign currency translation.

Operating income was $989.0 million, or 14.0% of net revenue, compared to $760.3 million, or 12.1%, in the first nine months of 2015. The increase in operating income and margin were primarily due to strong revenue growth, and a decline in restructuring charges and special items (costs primarily associated with the acquisition of Covance), partially offset by personnel costs. The Company recorded restructuring charges and special items of $82.7 million in the first nine months of 2016, compared to $193.1 million during the same period in 2015. Adjusted operating income

(excluding amortization of $130.7 million, restructuring and special items) was $1.2 billion, or 17.1% of net revenue, compared to $1.1 billion, or 17.2%, in the first nine months of 2015.

Net earnings in the first nine months of 2016 were $547.7 million, or $5.25 per diluted share, compared to $327.6 million, or $3.29 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $6.67, compared to $5.94 in the first nine months of 2015. The Company’s year-to-date results included a benefit of $0.11 per diluted share from the early adoption of the new FASB pronouncement relating to tax benefits of stock compensation, and a net gain of $0.03 per diluted share from its venture fund.

Operating cash flow was $727.0 million, compared to $597.8 million in the first nine months of 2015. The Company’s operating cash flow was negatively impacted by $153.5 million last year due to non-recurring items relating to the acquisition of Covance. Excluding these items, operating cash flow was $751.3 million last year. Capital expenditures totaled $204.6 million, compared to $170.7 million in the first nine months of 2015. As a result, free cash flow (operating cash flow less capital expenditures) was $522.4 million, compared to $427.1 million in the first nine months of 2015. Excluding non-recurring items, free cash flow was $580.6 million during the first nine months of 2015.

***

The following segment results exclude amortization, restructuring, special items and unallocated corporate expenses. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.67 billion, an increase of 4.4% over last year’s $1.60 billion. The increase in net revenue was the result of price, mix and acquisitions, partially offset by organic volume (measured by requisitions) and the negative impact of foreign currency translation of 0.1%. Total volume (measured by requisitions) increased 0.3% year over year, as organic volume declined 0.3% and acquisition volume increased 0.6%. Revenue per requisition increased by 4.2%.

Adjusted operating income (excluding amortization, restructuring and special items) for the quarter was $341.8 million, or 20.4% of net revenue, compared to $318.5 million, or 19.9%, in the third quarter of 2015. The increase was primarily due to price, mix, the LaunchPad initiative and acquisitions, partially offset by personnel costs. LaunchPad remains on track to deliver net savings of $150 million through the three-year period ending in 2017.

Covance Drug Development
Net revenue for the quarter was $701.1 million, an increase of 4.8% over last year’s $669.0 million. The increase in net revenue was primarily due to broad-based demand, partially offset by the negative impact of foreign currency translation of approximately 150 basis points. Excluding the impact from currency and the expiration of the Sanofi site support agreement, net revenue increased 9.5% year over year.

Adjusted operating income (excluding amortization, restructuring and special items) was $95.5 million, or 13.6% of net revenue, compared to $96.9 million, or 14.5%, in the third quarter of 2015. The decline was primarily due to the expiration of the Sanofi site support agreement, an unusually high level of rework in the clinical business, and personnel costs, including investments in clinical research associates (CRAs) and the sales force, partially offset by demand and cost synergies. The Company remains on track to deliver cost synergies of $100 million related to the acquisition of Covance through the three-year period ending in 2017.

During the quarter, net orders (gross orders less cancellations and reductions) were $755 million, representing a net book-to-bill of 1.08, and a trailing twelve month net book-to-bill of 1.14.

Outlook for 2016
The following updated guidance assumes foreign exchange rates effective as of September 30, 2016 for the remainder of the year:

•
Net revenue growth of 10.0% to 11.0% over 2015 net revenue of $8.51 billion, which includes the impact from approximately 60 basis points of negative currency. This is an increase from prior guidance of 9.5% to 10.5%, primarily due to the acquisition of Sequenom.

•
Net revenue growth in LabCorp Diagnostics of 5.0% to 6.0% over 2015 pro forma revenue of $6.21 billion, which includes the impact from approximately 30 basis points of negative currency. This is an increase from prior guidance of 4.5% to 5.5%, primarily due to the acquisition of Sequenom.

•
Net revenue growth in Covance Drug Development of 7.5% to 9.0% over 2015 pro forma revenue of $2.63 billion, which includes the impact from approximately 110 basis points of negative currency. This is an update from prior guidance of 7.0% to 9.0%. Excluding the impact from currency and the expiration of the Sanofi site support agreement, net revenue is expected to increase 11.2% to 12.7%.

•	Adjusted EPS of $8.70 to $8.90, versus prior guidance of $8.60 to $8.95, and as compared to $7.91 last year.

•
Free cash flow (operating cash flow less capital expenditures) of $840 million to $880 million, an increase of approximately 17% to 24% over the prior year. This is an update from prior guidance of $900 million to $950 million.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing its Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 82511466. A telephone replay of the call will be available through November 2, 2016 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 82511466. A live online broadcast of LabCorp’s quarterly conference call on October 26, 2016 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 25, 2016.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Net revenue	$2,372.7	$2,269.9	$7,049.9	$6,260.9
Reimbursable out-of-pocket expenses	42.0	47.4	163.5	118.7
Total revenues	2,414.7	2,317.3	7,213.4	6,379.6

Net cost of revenue	1,584.3	1,505.0	4,657.4	4,098.2
Reimbursable out-of-pocket expenses	42.0	47.4	163.5	118.7
Total cost of revenues	1,626.3	1,552.4	4,820.9	4,216.9

Gross profit	788.4	764.9	2,392.5	2,162.7

Selling, general and administrative expenses	400.5	385.6	1,224.2	1,221.9
Amortization of intangibles and other assets	41.1	44.9	130.7	120.6
Restructuring and other special charges	22.8	26.3	48.6	59.9

Operating income	324.0	308.1	989.0	760.3

Other income (expense):
Interest expense	(58.2)	(55.9)	(166.2)	(218.1)
Equity method income, net	2.6	2.0	5.9	7.6
Investment income	0.6	0.5	1.5	1.4
Other, net	(5.6)	(3.2)	(1.3)	(4.4)
Earnings before income taxes	263.4	251.5	828.9	546.8

Provision for income taxes	83.6	96.5	280.3	218.3

Net earnings	179.8	155.0	548.6	328.5
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)	(0.9)	(0.9)
Net earnings attributable to Laboratory Corporation of America Holdings	$179.5	$154.7	$547.7	$327.6

Basic earnings per common share	$1.74	$1.53	$5.60	$3.35

Diluted earnings per common share	$1.71	$1.50	$5.25	$3.29

Weighted average basic shares outstanding	102.9	101.1	102.3	97.9

Weighted average diluted shares outstanding	104.9	102.9	104.2	99.7

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2015	2015
ASSETS:

Current assets:
Cash and cash equivalents	$567.6	$716.4
Accounts receivable, net of allowance for doubtful accounts of $250.8 and $217.0 at September 30, 2016 and December 31, 2015, respectively	1,346.6	1,217.9
Unbilled services	216.3	156.6
Supplies inventory	198.8	191.0
Prepaid expenses and other	325.6	339.3
Total current assets	2,654.9	2,621.2

Property, plant and equipment, net	1,730.6	1,747.4
Goodwill	6,389.0	6,166.3
Intangible assets, net	3,457.2	3,332.4
Joint venture partnerships and equity method investments	60.4	58.2
Deferred income taxe assets	1.9	2.3
Other assets, net	189.0	150.0
Total assets	$14,483.0	$14,077.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$454.8	$497.4
Accrued expenses and other	589.7	633.1
Unearned revenue	169.5	146.1
Current portion of long-term debt	698.2	423.9
Total current liabilities	1,912.2	1,700.5

Long-term debt, less current portion	5,473.2	5,940.3
Deferred income taxes and other tax liabilities	1,227.9	1,235.0
Other liabilities	330.7	323.1
Total liabilities	8,944.0	9,198.9

Commitments and contingent liabilities	—	—
Noncontrolling interest	15.6	14.9

Shareholders' equity:
Common stock	12.1	12.0
Additional paid-in capital	2,130.3	1,974.5
Retained earnings	4,770.7	4,223.0
Less common stock held in treasury	(1,011.7)	(978.1)
Accumulated other comprehensive loss	(378.0)	(367.4)
Total shareholders' equity	5,523.4	4,864.0
Total liabilities and shareholders' equity	$14,483.0	$14,077.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$179.8	$154.9	$548.6	$328.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	121.1	119.0	368.9	338.9
Stock compensation	24.3	23.7	81.9	77.7
Gain (loss) on sale of assets	5.6	3.0	(2.3)	2.9
Accrued interest on zero-coupon subordinated notes	0.4	0.5	1.3	1.5
Cumulative earnings less than (in excess of) distributions from equity method investments	0.3	0.8	0.4	(1.8)
Asset impairment	—	—	—	14.8
Deferred income taxes	(38.1)	(11.1)	5.2	(16.0)
Change in assets and liabilities (net of effects of acquisitions):
(Increase) decrease in accounts receivable (net)	(9.6)	(36.1)	(109.2)	(89.9)
(Increase) decrease in unbilled services	(9.3)	1.7	(59.7)	(23.0)
(Increase) decrease in inventories	(5.4)	0.1	(4.8)	9.6
(Increase) decrease in prepaid expenses and other	(22.9)	8.6	(19.5)	23.5
(Decrease) increase in accounts payable	(2.0)	9.5	(56.3)	(24.3)
(Decrease) increase in deferred revenue	(9.3)	(0.9)	23.4	1.7
(Decrease) increase in accrued expenses and other	15.0	14.3	(50.9)	(46.3)
Net cash provided by operating activities	249.9	288.0	727.0	597.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(66.2)	(67.8)	(204.6)	(170.7)
Proceeds from sale of assets	2.6	—	23.9	0.5
Proceeds from sale of investment	0.8	—	13.5	8.0
Investments in equity affiliates	(2.2)	(6.6)	(12.1)	(11.4)
Acquisition of businesses, net of cash acquired	(252.7)	(8.3)	(396.8)	(3,692.7)
Net cash used for investing activities	(317.7)	(82.7)	(576.1)	(3,866.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	—	2,900.0
Proceeds from term loan	—	—	—	1,000.0
Payments on term loan	—	(125.0)	—	(285.0)
Proceeds from revolving credit facilities	—	—	—	60.0
Payments from revolving credit facilities	—	—	—	(60.0)
Proceeds from bridge loan	—	—	—	400.0
Payments on bridge loan	—	—	—	(400.0)
Payment on senior notes	—	—	(325.0)	(250.0)
Payments on zero-coupon subordinated notes	(17.8)	—	(31.5)	—
Payment of debt issuaunce costs	—	—	—	(36.7)
Payments on long-term lease obligations	(2.9)	(1.1)	(5.9)	(3.3)
Noncontrolling interest distributions	(0.1)	—	(1.7)	—
Deferred payments on acquisitions	0.9	—	(4.9)	(0.1)
Excess tax benefits from stock based compensation	—	6.2	—	10.1
Net proceeds from issuance of stock to employees	26.6	33.2	67.3	89.2
Net cash provided by (used for) financing activities	6.7	(86.7)	(301.7)	3,424.2
Effect of exchange rate changes on cash and cash equivalents	(10.9)	(24.6)	2.0	(22.7)
Net (decrease) increase in cash and cash equivalents	(72.0)	94.0	(148.8)	133.0
Cash and cash equivalents at beginning of period	639.6	619.0	716.4	580.0
Cash and cash equivalents at end of period	$567.6	$713.0	$567.6	$713.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended September 30,		Nine Month Ended September 30,
	2016	2015	2016	2015

LabCorp Diagnostics
Net Revenue	$1,671.8	$1,600.9	$4,922.1	$4,659.2
Adjusted Operating Income	$341.8	$318.5	$1,005.1	$942.0
Adjusted Operating Margin	20.4%	19.9%	20.4%	20.2%

Covance Drug Development
Net Revenue	$701.1	$669.0	$2,126.6	$1,937.3
Adjusted Operating Income	$95.5	$96.9	$306.2	$260.9
Adjusted Operating Margin	13.6%	14.5%	14.4%	13.5%

Consolidated
Net Revenue	$2,372.7	$2,269.9	$7,048.2	$6,596.5

Adjusted Segment Operating Income	$437.3	$415.4	$1,311.3	$1,202.9
Unallocated corporate expense	(33.3)	(31.2)	(108.9)	(98.5)
Consolidated Adjusted Operating Income	$404.0	$384.2	$1,202.4	$1,104.4
Adjusted Operating Margin	17.0%	16.9%	17.1%	16.7%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts as well as the consolidated amounts are non-GAAP measures. The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of inter-segment transaction eliminations. See the subsequent footnotes for discussion of the adjustments made for presentation purposes.

Q3 2016 Notes to Condensed Combined Non-GAAP Pro Forma Segment Information

1)
The Condensed Combined Non-GAAP Pro Forma Segment Information for the periods ended September 30, 2016 and 2015 is presented for the sole purpose of helping the reader understand the segment presentation of the Company for the periods ended September 30, 2016 and 2015 as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical Covance financial information for the period January 1, 2015 to February 19, 2015, and does not reflect what the Company’s actual results of operations were for the periods ended September 30, 2015, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostics segment includes historical LabCorp business units, excluding its clinical trials operations (which are part of the Covance Drug Development segment), and including the nutritional chemistry and food safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its nutritional chemistry and food safety operations (which are part of the LabCorp Diagnostics segment), and including the LabCorp clinical trials operations. Unallocated corporate expenses represent general management and administrative expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
The following table reconciles the Company’s operating income that is expected to be reported in its Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2016 and 2015, to total adjusted operating income as presented below:

(Dollars in Millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating loss of Covance Inc. for the period January 1, 2015 through February 19, 2015, prepared on its historical basis of accounting	—	—	—	(24.2)
Add-back restructuring costs	—	—	—	0.9
Acquisition-related costs	—	—	—	53.7
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$—	$—	$—	$30.4

LabCorp - operating income, as reported	$324.0	$308.1	$989.0	$760.3
Acquisition-related costs	7.7	1.4	15.1	118.0
Restructuring and other special charges	22.8	26.3	48.6	59.9
Consulting fees and executive transition expenses	3.4	3.5	7.9	15.2
Wind-down of minimum volume contract operations	1.3	—	4.0	—
LaunchPad system implementation costs	3.7	—	7.1	—
Amortization of intangibles and other assets	41.1	44.9	130.7	120.6
LabCorp - adjusted operating income	$404.0	$384.2	$1,202.4	$1,074.0

Total Consolidated Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$404.0	$384.2	$1,202.4	$1,104.4

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Adjusted Operating Income
Operating Income	$324.0	$308.1	$989.0	$760.3
Acquisition-related costs	7.7	1.4	15.1	118.0
Restructuring and other special charges	22.8	26.3	48.6	59.9
Consulting fees and executive transition expenses	3.4	3.5	7.9	15.2
Wind-down of minimum volume contract operations	1.3	—	4.0	—
LaunchPad system implementation costs	3.7	—	7.1	—
Amortization of intangibles and other assets	41.1	44.9	130.7	120.6
Adjusted operating income	$404.0	$384.2	$1,202.4	$1,074.0

Adjusted EPS
Diluted earnings per common share	$1.71	$1.50	$5.25	$3.29
Restructuring and special items	0.27	0.27	0.56	1.83
Amortization expense	0.27	0.30	0.86	0.82
Adjusted EPS	$2.25	$2.07	$6.67	$5.94

Free Cash Flow
Net cash provided by operating activities	$249.9	$288.0	$727.0	$597.8
Less: Capital expenditures	(66.2)	(67.8)	(204.6)	(170.7)
Free cash flow	$183.7	$220.2	$522.4	$427.1

Free Cash Flow, Excluding Acquisition Related Charges
Net cash provided by operating activities	$249.9	$288.0	$727.0	$597.8
Add back: Acquisition-related charges	—	—	—	153.5
Net cash provided by operating activities, excluding acquisition-related charges	$249.9	$288.0	$727.0	$751.3
Less: Capital expenditures	(66.2)	(67.8)	(204.6)	(170.7)
Free cash flow, excluding acquisition-related charges	$183.7	$220.2	$522.4	$580.6

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Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the third quarter of 2016, the Company recorded net restructuring and special items of $22.8 million. The charges included $14.1 million in severance and other personnel costs along with $9.1 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.2 million in unused facility-related costs and $0.2 million in unused personnel costs. The Company incurred $5.9 million in fees and expenses associated with acquisitions completed during the quarter and incurred additional legal and other costs of $1.3 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $1.4 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $0.5 million in short-term equity retention arrangements relating to the acquisition of Covance and $3.4 million of accelerated equity and other final compensation relating to executive transition announced during the third quarter and incurred $3.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses). The Company also incurred $5.6 million of interest expense relating to the early retirement of subsidiary indebtedness acquired as part of its recent acquisition of Sequenom. The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2016, by $28.5 million and diluted earnings per share by $0.27 ($28.5 million divided by 104.9 million shares).

During the first two quarters of 2016, the Company recorded net restructuring and other special charges of $25.8 million. The charges included $9.0 million in severance and other personnel costs along with $21.6 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $2.2 million in unused facility-related costs and $2.6 million in unused severance reserves. The Company incurred $1.5 million in fees and expenses associated with completed acquisitions and incurred additional legal and other costs of $2.7 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $3.0 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.8 million in short-term equity retention arrangements relating to the acquisition of Covance and $4.1 million of accelerated equity compensation relating to the announced retirement of a Company executive and incurred $4.8 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses). In conjunction with certain international legal entity tax structuring, the Company recorded a one-time tax liability of $1.1 million.

The after tax impact of these charges decreased net earnings for the nine months ended September 30, 2016, by $58.1 million and diluted earnings per share by $0.56 ($58.1 million divided by 104.2 million shares).

2)
During the third quarter of 2015, the Company recorded net restructuring and special items of $26.3 million. The charges included $24.4 million in severance and other personnel costs along with $2.2 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.3 million in unused facility-related costs. The Company also recorded $3.5 million in consulting expenses relating to fees incurred as part of its Covance integration costs, along with $1.4 million in short-term equity retention arrangements relating to the acquisition of Covance (all recorded in selling, general and administrative expenses). In addition, the Company recorded a non-cash loss of $2.3 million, upon the dissolution of one of its equity investments (recorded in other, net in the accompanying Consolidated Statements of Operations). The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2015, by $27.7 million and diluted earnings per share by $0.27 ($27.7 million divided by 102.9 million shares).

During the first two quarters of 2015, the Company recorded net restructuring and other special charges of $33.5 million. The charges included $9.5 million in severance and other personnel costs along with $9.8 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.6 million in unused facility-related costs. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $11.6 million of consulting expenses relating to fees incurred as part of its LaunchPad business process improvement initiative as well as Covance integration costs. In addition, the Company also expensed $2.9 million in short-term equity retention arrangements relating to the acquisition of Covance.

During the first quarter of 2015, the Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the nine months ended September 30, 2015, by $182.5 million and diluted earnings per share by $1.83 ($182.5 million divided by 99.7 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended September 30, 2016 and 2015, intangible amortization was $41.1 million and $44.9 million, respectively ($28.4 million and $31.3 million net of tax, respectively) and decreased EPS by $0.27 ($28.4 million divided by 104.9 million shares) and $0.30 ($30.8 million divided by 102.9 million shares), respectively. For the nine months ended September 30, 2016 and 2015, intangible amortization was $130.7 million and $120.6 million, respectively ($89.4 million and $81.9 million net of tax, respectively) and decreased EPS by $0.86 ($89.4 million divided by 104.2 million shares) and $0.82 ($81.9 million divided by 99.7 million shares), respectively.

4)
During the first quarter of 2015, the Company's operating cash flows were reduced due to payment of $153.5 million in acquisition-related charges. These payments were comprised of $75.5 million in legal and advisor fees, $40.6 million in accelerated Covance employee equity awards, and $37.4 million in make-whole payments triggered by calling Covance private placement notes outstanding at the time of the transaction

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